EXHIBIT 5.1

February 12, 2009

Board of Directors
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Lady and Gentlemen:

I have acted, at your request, as special counsel to DigitalFX International, Inc. (“DigitalFX”), a Florida corporation, for the single purpose of rendering an opinion as to the legality of 3,462,499, shares of DigitalFX’s common stock, par value $0.001 per share, (collectively, the “Shares”), issuable to participants in the DigitalFX International, Inc. 2006 Stock Incentive Plan (the “Plan”), included in a registration statement to be filed by DigitalFX with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-8 (the “Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of DigitalFX and all amendments thereto, the Bylaws of DigitalFX, the Plan and amendments thereto, selected proceedings of the board of directors and of the stockholders of DigitalFX authorizing the Plan and amendments of the Articles of Incorporation and of the Plan and a report of the number of DigitalFX’s currently issued and outstanding shares of common stock of DigitalFX’s transfer agent.  I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and upon issuance against full payment of the exercise price therefor in accordance with the terms provided in the Plan, as amended, will be validly issued, fully paid and nonassessable, in both cases in accordance with the requirements set forth in the Florida Business Corporation Act.

I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-8, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Florida corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference thereto in any prospectus constituting a part thereof.

Very truly yours,

/s/ Jackson L. Morris
Jackson L. Morris
Attorney at Law
Tampa, Florida
www.rule144solution.com